EXHIBIT 10.14

January 29, 2002

Mr. John D. Fowler, Jr.
527 First Street
Brooklyn, NY 11215

Dear Mr. Fowler:

I am pleased to offer you a position with Large Scale Biology Corporation (“LSBC”) as President. This letter shall set forth the terms and conditions of your employment effective November 1, 2001.

Duties and Responsibilities

During your employment with the Company, you will be appointed as a director by the Board of Directors to serve until the next annual shareholders meeting and you will be nominated along with other management director nominees to serve as a director subject to election by the shareholders at each annual meeting of shareholders where directors are to be elected. As President, you will report to Robert Erwin, Chairman of the Board. Your duties will include: commercializing LSBC platform technologies and business opportunities, setting and implementing corporate strategy and objectives, overseeing financial planning and corporate financing strategies, driving investor relations, public relations and other aspects of dealing with Wall Street and supervising the legal affairs of LSBC. You will be primarily located in New York City in an office provided by LSBC.

Compensation

Your salary will be $285,000 per annum, which will be paid monthly on the last workday of the month.

You have also been granted a non-statutory stock option to purchase 600,000 shares of LSBC stock, subject to the provisions of the LSBC Employee Stock Plan, with an exercise price equal to $3.45 per share. These stock options will vest in equal quarterly installments during your employment over a period of three years, except that the options shall vest completely if LSBC is acquired, or there is a change in control as defined in the Plan whether or not the options are assumed by the successor corporation.

You will also participate with senior management in future bonus and stock option grants consistent with merit and/or service requirements and other policy of the Board of Directors and/or Compensation Committee for granting such bonuses and stock options. On November 1, 2002 and November 1, 2003, you will receive stock options of no less than the higher of the greatest number of options granted to any employee other than

John D. Fowler, Jr.
January 29, 2002

Robert Erwin, or 250,000 shares with a grant date of and an exercise price equal to the price of LSBC stock on November 1, 2002 and November 1, 2003, respectively, unless stock options in such amounts have been previously granted to you in each of calendar years 2002 and 2003.

You have also been granted 200,000 shares of LSBC common stock that will vest as follows: 50,000 shares on January 1, 2002 and thereafter in twelve (12) equal quarterly installments of 12,500 shares beginning on February 1, 2002 during the term of your employment, as provided in the Stock Issuance Agreement.

You have also been granted a warrant to purchase 250,000 shares of common stock under the following conditions: your warrant shall be exercisable if, (1) for any 20-business-day period prior to February 15, 2006, the average LSBC stock price is at or above a price equal to 2.0 times (200%) the average closing LSBC stock price for the 10-business-day trading period following the Q4 2001 earnings conference call and (2) you were employed by the Company on or had been terminated without Cause by the Company prior to the first day of the aforementioned 20-business-day period. The strike price for this stock will be equal to 1.5 times (150%) the average closing LSBC stock price for the 10-business-day trading period following the Q4 2001 earnings conference call. Subject to the above exercise conditions, the warrant may be exercised at any time within 10 years from February 15, 2002.

In consideration of your employment, the Company has agreed to allow you to purchase 100,000 shares of common stock directly from the Company at a price of $3.45 per share.

Confidentiality

As a condition of employment, you will be required to sign the enclosed Proprietary Information and Inventions Agreement and Insiders Trading Policy. Please read them carefully and feel free to ask any questions you have concerning this agreement. In addition, there is a federal government requirement that all new employees provide proof of either U.S. citizenship or of the legal right to work in the U.S. In accordance with this requirement, LSBC will maintain a Form I-9 and require you to provide two valid means of identification on your first day of employment.

Benefits

As part of your total compensation package, LSBC will provide a benefits program that includes medical, dental and vision insurance for you and your eligible dependents and an additional number of insurance plans as outlined below. Currently, the premiums for all insurance benefits including the Basic Life and AD&D, Business Travel and Accident and Long-Term Disability insurance plans are paid for entirely by LSBC. However, LSBC reserves the right to periodically review each of the policies and the costs of these

John D. Fowler, Jr.
January 29, 2002

plans and to change or delete policies or carriers and to decrease the Company’s contribution to the payment of premiums if, in its sole judgment, such action is warranted. Due to the eligibility terms of the medical program, there is a 30-60 day waiting period before you will be eligible for coverage. If you are currently enrolled in a health insurance plan, you may be eligible to continue that health insurance under COBRA for up to 18 months after leaving your current employer. If you continue any health insurance plan under COBRA, LSBC will reimburse you for those premium costs until you are eligible to begin coverage under LSBC medical/dental program.

Upon the completion of 1,000 hours of employment, you will be eligible to participate in the Biosource Technologies 401(k) Plan which will provide you the opportunity to make pre-tax deferrals of up to 16% of base salary and receive a company matching contribution equal to 50% of the first 6% of your actual contributions subject to the maximum contribution limitations by IRS and the Plan. Enrollments are done on a quarterly basis on January 1, April 1, July 1 and October 1.

At-Will Employment

Your employment with LSBC is at-will and, therefore, may be terminated at any time, with or without cause or notice. The at-will relationship cannot be changed except by an express, written agreement signed by a corporate officer. As part of this offer, should you be terminated without Cause within three years of your start date, you will receive severance pay equivalent to twelve months salary within thirty (30) days of your termination. “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized and bad faith use or disclosure by you of confidential information or trade secrets of LSBC (or any parent or subsidiary), or any other intentional misconduct by you adversely affecting the business or affairs of LSBC (or any parent or subsidiary) in a material manner.

Acceleration of Vesting

All your grants of stock, options or warrants, that are subject to vesting, will immediately vest and, in the case of an option or warrant, shall continue to be exercisable for the original term of the option or warrant, upon the occurrence of any of the following events: (i) a Corporate Transaction as defined in the Appendix to the Stock Option Agreement dated 11/1/01, (ii) the replacement of Robert Erwin as CEO by someone other than you or (iii) your employment being terminated without Cause or as a result of your death or disability.

Miscellaneous

This letter agreement and the agreements referenced herein constitute the entire agreement between you and LSBC regarding your employment and supersede all

John D. Fowler, Jr.
January 29, 2002

previous offers, statements and representations. No other provisions for compensation or other benefits are implied. To the extent there is a conflict between this letter agreement and any other document (including the agreements referenced herein), this letter agreement shall control unless the parties have specifically agreed in writing to the contrary.

Please indicate your acceptance of this offer by signing at the bottom of the page and returning it to me. All of us look forward to working with you at LSBC and trust that this offer will be acceptable to you.

Yours very truly,

/s/    Janice M. Brown

Janice M. Brown, PHR
Director of Human Resources

JMB:sms

Enclosure

cc: B. Fitzpatrick

Agreed and accepted:

/s/ John D. Fowler, Jr. Name	January 29, 2002 Date